Exhibit 10.2

SEQUOIA CAPITAL ADVISORS LLC

45 Rockefeller Plaza, Suite 2000

New York, NY 10111

Tel:  (212) 332-8558

Fax:  (212) 332-8557

www.sequoiaca.com

July 18, 2005

PERSONAL AND CONFIDENTIAL

Mr. Roy Dalene

President and Chief Executive Officer

Hamptons Luxury Homes, Inc.

Post Office Box 871

Bridgehampton, New York 11932

Dear Mr. Dalene:

This agreement (the “Agreement”) will confirm our understanding that Sequoia Capital Advisors LLC (“Sequoia”) has been retained as a consultant on the terms set forth by Hamptons Luxury Homes, Inc. (the “Company”) for the purpose of the facilitating the communication of information about the Company and it’s business to institutional investors and the markets generally, subject to the terms and conditions set forth herein.

1)

Scope.      Sequoia agrees to perform the following services:

a)

Undertake, in consultation with the Company, a study and analysis of the business, operations, financial condition and prospects of the Company;

b)

Arrange informative meetings with institutional quality money managers, research analysts of respected boutique firms and other high net worth individuals in the investment community including media contacts with a proven history of investing in high risk/reward ratio situations to create viable and continuing interest in the Company.

c)

Daily liaison work with retail shareholders, interested brokers, institutional investors, research analysts, and the media for continuous coverage of corporate events.

d)

If requested, assist the Company’s corporate officers and advisors in the preparation and dissemination of press release, corporate communications with stockholders and announcements relating to newsworthy corporate developments;

e)

Assist the Company in responding  appropriately to inquires from retail brokers, interested shareholders, institutional investors, research analysts and the media for information about the Company, its business and corporate developments;

f)

Continue to update, as appropriate, and maintain it knowledge of the Company’s business, operations, financial condition and prospects during this engagement;

g)

Assist the Company with  a listing on the American Stock Exchange and the selection of a specialist firm;

h)

Assist the Company in meeting the requirements for a listing on that American Stock Exchange including, but not limited to, acquiring and maintaining the necessary shareholder base necessary for listing on the American Stock Exchange;

2)

Compensation.      As compensation for the services rendered by Sequoia hereunder, the Company agrees to compensate Sequoia as follows:

a)

The Company shall pay a non-refundable retainer fee of $15,000 (fifteen thousand dollars) upon the signing of this Agreement.

b)

The Company will deliver 350,000 (three hundred fifty thousand) shares of the Company’s common stock to Sequoia in two equal installments of 175,000 (one hundred seventy five thousand) shares.  The first installment is due 6 months from the signing of this Agreement and the second installment is due 12 months from the signing of this Agreement,

3)

Company Information.      In connection with this engagement, Sequoia agrees to assist the Company in preparing informational materials to be issued by the Company to investors and other interested parties.  These materials will be subject to the Company’s approval.  The Company agrees to cooperate in this effort and to furnish to Sequoia all information and data concerning the Company (the “Information”) which Sequoia may reasonably request and will provide Sequoia with access to the Company’s officers, directors, employees, accountants, counsel and other advisors and facilities.  The Company represents and warrants that the Information will, at times during the period of engagement of Sequoia hereunder, be complete and correct in all material respects and will not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not materially misleading in the light of the circumstances under which such statements are made.  The Company further represents and warrants that any projections provided by it to Sequoia will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable.  The Company acknowledges  and agrees that Sequoia will be using and relying upon such information supplied by the Company and its officers, agents and others and any other publicly available information concerning the Company without any independent investigations or verification thereof or independent appraisal by Sequoia of the Company or its business or assets.  The Company agrees to notify Sequoia promptly of any material adverse change in the financial condition of the Company or concerning any statement contained in the Information which is not accurate or which is incomplete or misleading in any respect.

4)

Indemnification.      Because Sequoia will be acting on behalf of the Company in connection with the engagement hereunder, the Company agrees to indemnify and hold harmless Sequoia and Sequoia’s respective affiliates, advisors, representatives, agents, employees, officers and directors (each of the foregoing an “Indemnified Person”) from and against any and all losses, expenses, claims, damages or liabilities, including reasonable attorneys fees, as may be finally judicially determined in any dispute arising from Sequoia’s engagement hereunder, except for those claims which have finally and judicially been determined to have resulted from an Indemnified Person’s gross negligence or willful misconduct.

5)

Limitation of Liability.      In the event Sequoia fails to perform, is unable to perform or is prevented from performing its duties under this Agreement, Sequoia’s entire liability, if any, shall not exceed the amount of compensation Sequoia has received from the Company.

6)

Term.      This engagement shall continue from that date hereof for a period of 12 (twelve) months and shall continue thereafter on a month-to-month basis until terminated by either party (the “Term”).  This engagement shall be non-exclusive during the Term during which time Sequoia shall undertake good faith efforts to assist the Company in successfully achieving its objectives.  In the event of termination, the compensation, reimbursement, indemnification and limitations of liability sections of this Agreement shall survive.

7)

Miscellaneous.

(i)

This Agreement my not be amended of modified except in writing and any controversies arising from or related to performance under this Agreement shall be governed by the laws of the State of New York without regard for the principles of conflict laws.  The Company and Sequoia hereby irrevocably and unconditionally consent to submit any disputes hereunder to binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Any arbitration proceedings will be conducted in New York City, New York.  The arbitrator shall have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not make any ruling, finding or award that does not conform to the terms and conditions of this engagement agreement.

(ii)

The parties agree that Sequoia is an independent contractor and not an agent of the Company and has no authority to bind or commit the Company to any contract or agreement.

(iii)

The parties agree that signed facsimile copies of documents shall be treated as originals.

Sequoia Capital Advisors is delighted to accept this engagement and looks forward to working with you on this assignment.  Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.

                                                                       Sequoia Capital Advisors Inc.

                                                                       By:    /s/ Robert L. Butler

                                                                                     Robert L. Butler

                                                                                     Managing Partner

Agreed and Accepted as of the above date:

Hamptons Luxury Homes, Inc.

By:   /s/ Roy Dalene

Its:    CEO

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